Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of McGladrey & Pullen, LLP (whose name has been changed to McGladrey LLP effective May 1, 2012) dated July 14, 2011 relating to the consolidated financial statements of AdvanSource Biomaterials Corporation as of and for the year ended March 31, 2011, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-149341, 333-149342, 333-149343, 333-117594, 333-106607 and 333-05893), Form SB-2 (File No. 333-122123), Form S-3 (File Nos. 333-110779 and 333-72223), and Form S-4 (File No. 333-102115).

/s/ McGladrey LLP

Boston, Massachusetts

July 11, 2012